UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2006

INTERNATIONAL SPEEDWAY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-2384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 West International Speedway Boulevard, Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

(386) 254-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD
           Item 7.01 Regulation FD Disclosure
Section 8 - Other Items
          Item 8.01 Other Items

On November 1, 2006, International Speedway Corporation issued a press release which announced its wholly-owned subsidiary, Chicago Holdings, Inc., had entered into a Membership Interest Purchase Agreement (the "Agreement"), dated as of October 31, 2006, with Indianapolis Motor Speedway Corporation and Illinois Racing Corporation to indirectly acquire an additional 37.5 percent interest in Raceway Associates, LLC ("Raceway Associates"). The purchase price for the transaction is approximately $69 million in cash. ISC also announced that it intends to exercise its call option right to purchase the remaining 25 percent interest in Raceway Associates held by minority partners pursuant to a formula contained in the 1999 Raceway Associates formation agreement. Raceway Associates is the owner and operator of Chicagoland Speedway and Route 66 Raceway in Joliet, Illinois. All the above transactions are expected to close in early 2007.

Pursuant to the Agreement, Chicago Holdings, Inc. will acquire 50 percent of Motorsports Alliance, LLC ("Motorsports Alliance"). The transaction is subject to customary closing conditions. Following the closing of the transaction, ISC, through its wholly-owned subsidiary, will own 100 percent of Motorsports Alliance. Motorsports Alliance owns 75 percent of Raceway Associates. Raceway Associates was formed in 1999 as a joint venture between Motorsports Alliance and the former owners of Route 66 Raceway. Raceway Associates subsequently developed Chicagoland Speedway, a 75,000 seat facility hosting premier motorsports events from the NASCAR NEXTEL Cup, NASCAR Busch, IRL IndyCar and ARCA RE/MAX series.

A copy of the release is attached as an exhibit to this report.

	Exhibit Number	Description of Exhibit	Filing Status
1	(99.1)	Press Release	Attached herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION
(Registrant)

Date: November 1, 2006	By:	/s/ Glenn R. Padgett
Glenn R. Padgett
Vice President, Chief Counsel - Operations